EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

March 10, 2009	NASDAQ-EVOL

Evolving Systems Reports 2008 Fourth Quarter and Year-End Financial Results

Revenue increases:

11% to $10.0 million in fourth quarter

5% to $37.8 million in 2008

Net income increases:

535% in fourth quarter to $1.8 million — $0.09 per diluted share

390% for full year to $2.9 million — $0.15 per diluted share

$5.5 million in 2008 operating cash flow versus $4.8 million a year ago

License and services orders up 21% in fourth quarter and 16% in 2008

Year-end backlog of $20.6 million is largest since Tertio Telecoms acquisition in 2004

Balance Sheet strengthened during 2008 by debt pay-down, debt refinancing and preferred stock conversion

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported increased revenue, net income, license/services orders and backlog for its fourth quarter and year ended December 31, 2008.

“We believe the past year’s strong financial results, highlighted by a fourth quarter in which we attained $10 million in revenue, are a direct reflection of the progress we have made in executing on our strategic growth initiatives,” stated Thad Dupper, president and chief executive officer of Evolving Systems. “As a result of our Q4 performance we carry momentum into 2009 with over $20 million dollars in backlog and strong customer interest in our Dynamic SIM Allocation™ (DSA) product. We are also in the process of securing an additional strategic channel partner for DSA, which we believe will significantly expand our reach.  In the current economic environment we are seeing longer sales cycles and some project delays.  That said, we continue to believe we are well positioned to pursue our strategy and build upon our 2008 accomplishments.”

Fourth Quarter Results

Fourth quarter net income increased 535% to $1.8 million, or $0.09 per basic and diluted share, from $284,000, or $0.01 per basic and diluted share, in the fourth quarter last year.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“Adjusted EBITDA”) for the fourth quarter were $2.5 million, up 100% from $1.2 million in the fourth quarter last year.  The improved profitability in the fourth quarter, which was the third consecutive quarter of positive net income for the Company, was due to a combination of higher revenue and lower expenses.

Revenue in the fourth quarter increased 11% to $10.0 million from $9.1 million in the same quarter a year ago, the result of steady growth from our core products, DSA and momentum in emerging markets, partially offset by negative effects of foreign exchange.  License fees and services revenue in the fourth quarter grew by 26% to $5.6 million versus $4.5 million a year ago, more than offsetting a 4% decrease in customer support revenue to $4.4 million from $4.6 million a year ago, due to pricing pressures.  Revenue mix in the fourth quarter included $5.2 million in Service Activation, $4.0 million in Numbering Solutions and $0.8 million in Mediation.

Total costs of revenue and operating expenses in the fourth quarter declined by 5% to $8.2 million from $8.6 million, reflecting the positive effects of foreign exchange transactions involving the British Pound Sterling.  Lower totals in most expense categories were partially offset by a 32% increase in general and administrative expense due to higher incentive compensation, as well as a reserve taken in connection with a delinquent account.

Income from operations in the fourth quarter was $1.9 million, up 271% from $500,000 in the fourth quarter last year.  It was the Company’s tenth consecutive quarter of positive operating income and the highest total in that category since 2004.

12-Month Results

The Company reported a 390% increase in net income to $2.9 million in 2008, or $0.15 per basic and diluted share, as compared with net income of $598,000, or $0.03 per basic and diluted share, in 2007.  Adjusted EBITDA for the full year was $7.0 million, up 24% from $5.6 million a year ago.

Revenue in 2008 grew 5% to $37.8 million from $36.0 million in 2007 — the second consecutive year of top line growth.  The Company achieved a 14% increase in license fees and services revenue — to $20.3 million from $17.9 million.  This increase more than offset a 3% decline in customer support revenue — to $17.5 million in 2008 from $18.1 million a year ago.  Revenue mix included $20.6 million in Activation, $13.3 million in Numbering Solutions and $3.9 million in Mediation.

Total costs of revenue and operating expenses in 2008 grew by just 1% to $33.9 million from $33.5 million last year.  Due primarily to careful management of costs, the Company achieved reductions in all expense categories with the exception of product development, which increased to $3.6 million from $2.4 million year-over-year as the Company continued to invest in its DSA solution and enhancements to its Activation and Numbering Solutions products.

Operating income in 2008 grew by 60% to $3.9 million from $2.4 million in 2007.

Bookings and Backlog Highlights

The Company booked $16.9 million in new orders in the fourth quarter, up from $16.6 million in the same quarter last year.  The bookings mix included $7.8 million in license fees and services, which was up 21% from $6.4 million in the fourth quarter last year and represented the strongest license and services bookings quarter since the 2004 Tertio acquisition.  Customer support orders in the fourth quarter totaled $9.1 million as compared with $10.2 million a year ago.  Bookings by product category in the fourth quarter included $7.8 million in Activation, $7.9 million in Numbering Solutions, and $1.2 million in Mediation.

For the full year new orders totaled $39.3 million, which was lower than $42.0 million in 2007 due to lower customer support bookings.  Importantly, however, bookings of new license and service orders in 2008 increased 16% to $22.8 million from $19.6 million in 2007 — again, the highest total in that category since 2004.  Customer support bookings in 2008 totaled $16.5 million versus the prior year’s $22.4 million due to the timing of certain annual support orders, lower Mediation bookings and pricing pressures.  Bookings by product category for the full year included $23.0 million in Activation, $13.4 million in Numbering Solutions and $2.9 million in Mediation.  Evolving Systems added seven new carriers to its customer base in 2008.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at December 31, 2008, was $20.6 million, up 5% from $19.7 million a year ago and representing the Company’s largest year-end backlog since 2004.  The license and services backlog grew 34% year over year to $8.7 million from $6.5 million.

Balance Sheet Highlights

The Company significantly strengthened its balance sheet in 2008, highlighted by a $10.0 million reduction in total debt and preferred stock obligations.  In addition to converting its remaining $5.6 million preferred stock balance to common stock, the Company reduced its long-term debt obligations by $4.4 million.  The $10.0 million debt refinancing, completed in the first quarter of 2008, had the effect of lowering the average cash interest rate and improving financial flexibility with more favorable covenants.  The Company generated $5.5 million in cash from operations in 2008, up from $4.8 million a year ago.  The cash and cash equivalents balance at December 31, 2008, was $5.8 million.

Conference Call

The Company will conduct a conference call and Web cast today at 2:45 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-718-5107 for domestic toll free and 719-325-4796 for international callers.  The conference ID is 1720246.  A telephone replay will be available through March 16, 2009, and can be accessed by calling 1-888-203-1112 or 1-719-457-0820, passcode 1720246.  To access a live

Webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through March 16, 2009.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or annual results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 13, 2009, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue:
License fees and services	$5,611	$4,470	$20,324	$17,895
Customer support	4,409	4,589	17,497	18,058
Total revenue	10,020	9,059	37,821	35,953
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,713	2,061	7,816	8,023
Costs of customer support, excluding depreciation and amortization	1,398	1,496	6,103	6,237
Sales and marketing	2,114	2,328	8,500	8,557
General and administrative	1,735	1,314	5,676	5,862
Product development	797	804	3,607	2,376
Depreciation	176	170	847	899
Amortization	234	389	1,363	1,565
Restructuring and other	—	(3)	—	(4)
Total costs of revenue and operating expenses	8,167	8,559	33,912	33,515
Income from operations	1,853	500	3,909	2,438
Interest and other expense, net	351	(229)	(420)	(1,284)
Income before income taxes	2,204	271	3,489	1,154
Income tax expense (benefit)	399	(13)	560	556
Net income	$1,805	$284	$2,929	$598
Basic income per common share	$0.09	$0.01	$0.15	$0.03
Diluted income per common share	$0.09	$0.01	$0.15	$0.03
Weighted average basic shares outstanding	19,437	19,259	19,389	19,198
Weighted average diluted shares outstanding	19,597	19,665	19,756	19,576

Reconciliation of Net Income to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income	$1,805	$284	$2,929	$598
Depreciation	176	170	847	899
Amortization	234	389	1,363	1,565
Stock-based compensation expense	194	167	839	710
Interest expense and other, net	(351)	229	420	1,284
Income tax expense	399	(13)	560	556
Adjusted EBITDA	$2,457	$1,226	$6,958	$5,612

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$5,783	$7,271
Contract receivables, net	11,484	10,959
Unbilled work-in-progress	1,910	922
Prepaid and other current assets	1,309	1,335
Total current assets	20,486	20,487
Property and equipment, net	1,277	1,677
Amortizable intangible assets, net	2,374	4,687
Goodwill	20,811	26,417
Long-term restricted cash	100	100
Other long-term assets	363	359
Total assets	$45,411	$53,727
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,021	$2,520
Accounts payable and accrued liabilities	5,218	5,937
Unearned revenue	11,445	10,635
Total current liabilities	18,684	19,092
Long-term liabilities:
Long-term debt and other obligations	6,344	10,242
Deferred foreign income taxes	441	878
Total liabilities	25,469	30,212
Preferred stock	—	5,587
Stockholders’ equity:
Common stock	20	18
Additional paid-in capital	81,814	75,317
Accumulated other comprehensive income (loss)	(5,270)	2,144
Accumulated deficit	(56,622)	(59,551)
Total stockholders’ equity	19,942	17,928
Total liabilities and stockholders’ equity	$45,411	$53,727